Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter 2014 Financial Results

Company delivers $0.07 in Adjusted Diluted Earnings Per Share; Communicates Fourth Quarter-to-Date
Comp Store Sales Increase of 2.7%1; On Target for 12% Square Footage Growth in Fiscal 2014 and 2015

Coppell, TX — January 8, 2015 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter and year-to-date ended November 29, 2014. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures.

•                  Adjusted net income was $3.2 million or $0.07 per adjusted diluted common share in the third quarter of fiscal 2014, meeting consensus estimates.

•                  Net sales were $190.9 million, up 1.4% compared to the third quarter of fiscal 2013.

•                  Company comparable store sales for the third quarter were down 3.5% which were at the low end of the Company’s guidance of flat to negative low single digits.

•                  Comparable store sales are up 2.7%1 for the fourth quarter-to-date over the same period last year.

•                  Online sales increased 13.2% for the quarter compared to the third quarter of 2013.

“While we are working vigorously to improve our comparable store sales and traffic trend, we’re pleased with many other third quarter key metrics like our stable gross margins, disciplined expense management and our comparable store average ticket increase of almost 2% due to our expertise in solutions-based selling,” said Kip Tindell, Chairman and Chief Executive Officer. “While it’s still early into our ever important Annual elfa® Sale, and there are many selling days that remain, we are particularly encouraged by our fourth quarter-to-date comparable store sales, which include a 6201 basis point improvement over the third quarter. Our fourth quarter-to-date comparable store sales gain consists of both an increase in average ticket and traffic.”

The Company’s three key initiatives that are designed to increase traffic and average ticket; POP! ®, Contained Home SM and TCS Closets TM continue to roll out through the end of 2015. The Company expects that like with every major merchandising, marketing and customer service-oriented initiative it has introduced throughout its history, each month, each quarter and even each year that they mature, these initiatives will be more impactful to the business.

•                  POP! Perfectly Organized Perks®: The Container Store’s new customer frequency program has reached more than 1.5 million customer enrollments since launching in all stores in July 2014. Early analysis of the program shows that customers who were part of the pilot in California, and have been in the program for over one year, have increased their frequency on average by at least one visit since joining the program. The POP! program should become even more relevant in 2015 with the deployment of additional technology to support deeper, one-on-one, customized connections, offers and conversations with these loyal, omni-channel customers.

1 Based on fourth quarter-to-date comparable store sales as of January 7, 2015.

•                  Contained Home SM: The Company’s in-home, customized design and organization service is currently available in 25 stores with rollout next week in its White Plains, NY, Westbury, NY, and Paramus, NJ, stores and in the Company’s five San Francisco Bay-area stores in February. As it continues its rollout to all stores by the end of 2015, the Company is encouraged by the service’s average ticket to date of over $2,000.

•                  TCS Closets TM: The Company launched the pilot of TCS Closets, its new, exclusive collection of solid, custom, built-in closet solutions, in the Dallas/Fort Worth market in November. Early results of the pilot show an average ticket significantly greater than the Contained Home average ticket of over $2,000. Rollout of TCS Closets will continue in March, next launching in the Company’s four Washington DC-area stores and remaining five Texas stores. The product collection is expected to be available in all stores by the end of 2015.

The Company will open one more store this fiscal year in Glendale, AZ, on February 7, achieving its 12% minimum square footage growth goal for the year. The Company plans to open 10 new stores, including one relocation, in fiscal 2015.

Third Quarter 2014 Results

For the third quarter (thirteen weeks) ended November 29, 2014, on a consolidated basis:

•                  Net sales were $190.9 million, up 1.4% as compared to the third quarter of fiscal 2013. Net sales in The Container Store retail business were $168.5 million, up 2.9% as compared to the third quarter of fiscal 2013, primarily due to new store sales. This more than offset the comparable store sales operating measure decline of 3.5%. Elfa’s third party net sales increased by 1.9% in Swedish krona; however, due to the depreciation of the Swedish krona against the U.S. dollar, Elfa’s third party net sales decreased by 8.6% in U.S. dollars. The translation of Elfa’s net sales from Swedish krona into U.S. dollars negatively impacted Elfa’s third party net sales by approximately $2.6 million in the third quarter of fiscal 2014.

•                  Gross margin was 59.6%, a decrease of 40 basis points compared to the third quarter of fiscal 2013, primarily due to a decrease in Elfa segment gross margin, which was due to a shift in sales mix.

•                  Selling, general and administrative expenses (“SG&A”) were $93.8 million, compared to $88.8 million in the third quarter of fiscal 2013. SG&A as a percentage of net sales increased 200 basis points primarily due to decreased leverage of fixed costs during the quarter as a result of lower comparable store sales, increased costs as a result of being a public company, and implementation of strategic initiatives.

•                  The Company ended the third quarter with 69 stores in 25 states and the District of Columbia. The Company opened two new stores in each of the third quarters of fiscal 2014 and fiscal 2013.

•                  Net interest expense decreased to $4.3 million from $5.8 million in the third quarter of fiscal 2013.

•                  The effective tax rate for the third quarter of fiscal 2014 was 34.2%, as compared to (39.9%) in the third quarter of fiscal 2013.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $6.2 million in the third quarter of fiscal 2014 compared to a net loss of $9.5 million in the third quarter of fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $15.6 million in the third quarters of fiscal 2014 and fiscal 2013, respectively, net income (loss) per diluted common share was $0.13 in the third quarter of fiscal 2014 compared to ($1.39) in the third quarter of fiscal 2013.

•                  Adjusted net income was $3.2 million or $0.07 per adjusted diluted common share in the third quarter of fiscal 2014 compared to $5.2 million or $0.11 per adjusted diluted common share for the third quarter of fiscal 2013, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, certain taxes, loss on extinguishment of debt, and certain gains on disposal of assets (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $23.4 million compared to $24.1 million in the third quarter of fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (thirty-nine weeks) ended November 29, 2014, on a consolidated basis:

•                  Net sales were $557.6 million, up 4.9% as compared to year-to-date fiscal 2013. Net sales in The Container Store retail business were $493.0 million, up 5.7% as compared to year-to-date fiscal 2013. The increase in net sales was driven by new store sales and the extension of Our Annual elfa® Sale in the fourth quarter of fiscal 2013, which led to an increase in merchandise delivered to customers during the thirty-nine weeks ended November 29, 2014 as compared to the thirty-nine weeks ended November 30, 2013. This more than offset the comparable store sales operating measure decline of 1.6%. Elfa’s third party net sales increased by 4.1% in Swedish krona; however, due to the depreciation of the Swedish krona against the U.S. dollar, Elfa’s third party net sales decreased by 0.9% in U.S. dollars.  The translation of Elfa’s net sales from Swedish krona into U.S. dollars negatively impacted Elfa’s third party net sales by approximately $3.3 million in the thirty-nine weeks ended November 29, 2014.

•                  Gross margin was 58.9%, a decrease of 10 basis points compared to year-to-date fiscal 2013.

•                  Selling, general and administrative expenses (“SG&A”) were $275.0 million, compared to $257.9 million in year-to-date fiscal 2013. SG&A as a percentage of net sales increased 80 basis points primarily due to increased costs as a result of being a public company, implementation of strategic initiatives, and decreased leverage of fixed costs as a result of lower comparable store sales.

•                  Net interest expense decreased to $13.0 million from $16.9 million in year-to-date fiscal 2013.

•                  The effective tax rate was 22.5%, as compared to (32.4%) in year-to-date fiscal 2013.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $9.6 million in year-to-date fiscal 2014 compared to a net loss of $10.2 million in year-to-date fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $59.7 million in year-to-date fiscal 2014 and fiscal 2013, respectively, net income (loss) per diluted common share was $0.20 in year-to-date fiscal 2014 compared to ($8.78) in year-to-date fiscal 2013.

•                  Adjusted net income was $4.7 million or $0.10 per adjusted diluted common share in year-to-date fiscal 2014 compared to $5.7 million or $0.12 per adjusted diluted common share in year-to-date fiscal 2013, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, certain taxes, loss on extinguishment of debt, and certain gains on disposal of assets (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $57.0 million compared to $56.8 million in year-to-date fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights as of November 29, 2014:

•                  Cash: $14.0 million

•                  Total debt: $364.1 million

•                  Total liquidity (cash plus availability on revolving credit facilities of $60.4 million): $74.4 million

Outlook

The Company is updating its annual fiscal 2014 guidance as follows:

After incorporating third quarter actual results and the recent strengthening of the U.S. dollar, full fiscal 2014 consolidated net sales are expected to be $785 - $795 million based on announced store openings and estimated comparable store sales growth of flat to slightly negative. Net income is expected to be $0.52 to $0.55 per diluted common share based on estimated diluted common shares outstanding of 49 million. The Company expects its tax rate for the full fiscal year 2014 on a GAAP basis to be approximately 31%, or 40% on an adjusted basis, after excluding one-time gains on the sale of an Elfa subsidiary and building, as well as non-recurring tax benefits. Adjusting for these items, adjusted net income is expected to be $0.41 to $0.44 per diluted common share based on estimated diluted common shares outstanding of 49 million. Adjusted EBITDA is expected to be $93 to $96 million.

The Company also expects comparable store sales to increase in the low-single digits in the fourth quarter of fiscal 2014.

Conference Call Information

A conference call to discuss third quarter fiscal 2014 financial results is scheduled for today, January 8, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517). The pin number to access the telephone replay is 13597595. The replay will be available through January 15, 2015 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our effort to increase store traffic, expectations regarding our three major initiatives — POP! Contained Home and TCS Closets, including timing of rollout and their expected impact on our business; expectations for new store openings, expectations on achieving our annual square footage growth goal, and anticipated financial performance and liquidity, including with respect to fourth quarter to date comparable store sales.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our three major initiatives — POP!, Contained Home and TCS Closets ; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events, including cyber attacks and inclement weather; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 28, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 69 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-a-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 15 years in a row. Visit containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles and devotion to Conscious Capitalism, visit the retailer’s blog at whatwestandfor.com  or read Chairman & CEO Kip Tindell’s new book UNCONTAINABLE: How Passion, Commitment, and Conscious Capitalism Built a Business Where Everyone Thrives (available at The Container Store, uncontainable.com and anywhere books are sold).

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	November 29,	March 1,	November 30,
(In thousands, except share and per share amounts)	2014	2014	2013
Assets
Current assets:
Cash	$13,965	$18,046	$10,822
Accounts receivable, net	24,036	32,273	28,088
Inventory	103,850	85,595	105,124
Prepaid expenses	9,259	14,121	9,049
Income taxes receivable	3,205	83	1,949
Deferred tax assets, net	3,967	3,967	855
Other current assets	14,589	10,322	13,394
Total current assets	172,871	164,407	169,281
Noncurrent assets:
Property and equipment, net	168,859	161,431	150,142
Goodwill	202,815	202,815	202,815
Trade names	234,557	242,290	241,138
Deferred financing costs, net	8,231	9,699	10,188
Noncurrent deferred tax assets, net	1,055	1,323	1,667
Other assets	1,178	1,184	841
Total noncurrent assets	616,695	618,742	606,791
Total assets	$789,566	$783,149	$776,072
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$50,163	$49,282	$54,489
Accrued liabilities	54,196	58,744	49,646
Revolving lines of credit	10,250	16,033	16,679
Current portion of long-term debt	5,332	7,527	8,975
Forward contracts	641	—	—
Income taxes payable	1,377	3,474	496
Deferred tax liabilities, net	29	29	43
Total current liabilities	121,988	135,089	130,328
Noncurrent liabilities:
Long-term debt	348,489	327,724	342,863
Noncurrent deferred tax liabilities, net	84,101	85,442	90,906
Deferred rent and other long-term liabilities	38,657	37,708	34,693
Total noncurrent liabilities	471,247	450,874	468,462
Total liabilities	593,235	585,963	598,790

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,981,512 shares issued and outstanding at November 29, 2014; 47,941,180 shares issued and outstanding at March 1, 2014; 47,922,842 shares issued and outstanding at November 30, 2013	480	479	479
Additional paid-in capital	855,038	853,295	852,698
Accumulated other comprehensive (loss) income	(10,541)	1,683	716
Retained deficit	(648,646)	(658,271)	(676,611)
Total shareholders’ equity	196,331	197,186	177,282
Total liabilities and shareholders’ equity	$789,566	$783,149	$776,072

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and	November 29,	November 30,	November 29,	November 30,
per share amounts)	2014	2013	2014	2013
Net sales	$190,922	$188,298	$557,607	$531,716
Cost of sales (excluding depreciation and amortization)	77,063	75,359	229,230	218,176
Gross profit	113,859	112,939	328,377	313,540
Selling, general, and administrative expenses (excluding depreciation and amortization)	93,842	88,797	275,015	257,870
Stock-based compensation	404	14,641	950	14,854
Pre-opening costs	1,597	1,827	6,943	5,761
Depreciation and amortization	7,776	7,569	22,599	22,620
Restructuring charges	—	111	—	472
Other expenses	363	869	1,170	1,495
(Gain) loss on disposal of assets	(3,879)	(4)	(3,665)	70
Income (loss) from operations	13,756	(871)	25,365	10,398
Interest expense	4,265	5,782	12,950	16,856
Loss on extinguishment of debt	—	128	—	1,229
Income (loss) before taxes	9,491	(6,781)	12,415	(7,687)
Provision for income taxes	3,242	2,705	2,790	2,487
Net income (loss)	$6,249	$(9,486)	$9,625	$(10,174)
Less: Distributions accumulated to preferred shareholders	—	(15,597)	—	(59,747)
Net income (loss) available to common shareholders	$6,249	$(25,083)	$9,625	$(69,921)

Net income (loss) per common share - basic	$0.13	$(1.39)	$0.20	$(8.78)
Net income (loss) per common share - diluted	$0.13	$(1.39)	$0.20	$(8.78)

Weighted-average common shares outstanding - basic	47,979,581	18,036,633	47,967,566	7,965,089
Weighted-average common shares outstanding - diluted	48,432,143	18,036,633	48,555,828	7,965,089

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Thirty-Nine Weeks Ended
(In thousands)	November 29, 2014	November 30, 2013
Operating activities
Net income (loss)	$9,625	$(10,174)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,599	22,620
Stock-based compensation	950	14,854
Excess tax benefit from stock-based compensation	(90)	—
(Gain) loss on disposal of assets	(3,665)	70
Deferred tax expense	1,249	1,540
Noncash refinancing expense	—	851
Noncash interest	1,467	1,367
Other noncash items	—	86
Changes in operating assets and liabilities:
Accounts receivable	5,101	(2,667)
Inventory	(21,048)	(22,748)
Prepaid expenses and other assets	(460)	(903)
Accounts payable and accrued liabilities	3,149	4,903
Income taxes	(4,660)	(3,134)
Other noncurrent liabilities	1,447	3,981
Net cash provided by operating activities	15,664	10,646

Investing activities
Additions to property and equipment	(40,359)	(32,563)
Proceeds from sale of subsidiary, net	3,846	—
Proceeds from sale of property and equipment	935	408
Net cash used in investing activities	(35,578)	(32,155)

Financing activities
Borrowings on revolving lines of credit	60,374	50,098
Payments on revolving lines of credit	(64,223)	(46,694)
Borrowings on long-term debt	34,748	120,000
Payments on long-term debt	(15,319)	(53,580)
Payment of debt issuance costs	—	(3,662)
Proceeds from the exercise of stock options	704	—
Excess tax benefit from stock-based compensation	90	—
Proceeds from issuance of common stock, net	—	237,021
Purchase of treasury shares	—	(53)
Payment of distributions to preferred shareholders	—	(295,826)
Net cash provided by financing activities	16,374	7,304

Effect of exchange rate changes on cash	(541)	(324)
Net decrease in cash	(4,081)	(14,529)
Cash at beginning of period	18,046	25,351
Cash at end of period	$13,965	$10,822
Supplemental disclosures of non-cash activities:
Exchange of outstanding preferred shares for common shares	$—	$551,145

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 29,	November 30,	November 29,	November 30,
	2014	2013	2014	2013
Numerator:
Net income (loss) available to common shareholders	$6,249	$(25,083)	$9,625	$(69,921)
Distributions accumulated to preferred shareholders	—	15,597	—	59,747
Stock-based compensation	—	14,602	—	14,602
IPO costs	—	764	—	1,170
Restructuring charges	—	111	—	472
Loss on extinguishment of debt	—	128	—	1,229
Gain on disposal of subsidiary and real estate	(3,830)	—	(3,830)	—
Taxes	788	(924)	(1,051)	(1,630)
Adjusted net income	$3,207	$5,195	$4,744	$5,669

Denominator:
Weighted average common shares outstanding — diluted	48,432,143	18,036,633	48,555,828	7,965,089
Adjust weighting factor of outstanding shares	1,931	30,778,609	13,947	40,850,153
Adjusted weighted average common shares outstanding - diluted	48,434,074	48,815,242	48,569,775	48,815,242

Adjusted net income per diluted common share	$0.07	$0.11	$0.10	$0.12

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 29,	November 30,	November 29,	November 30,
	2014	2013	2014	2013
Net income (loss)	$6,249	$(9,486)	$9,625	$(10,174)
Depreciation and amortization	7,776	7,569	22,599	22,620
Interest expense	4,265	5,782	12,950	16,856
Provision for income taxes	3,242	2,705	2,790	2,487
EBITDA	$21,532	$6,570	$47,964	$31,789
Management fees	—	167	—	667
Pre-opening costs	1,597	1,827	6,943	5,761
IPO costs	—	764	—	1,170
Noncash rent	(397)	(44)	53	658
Restructuring charges	—	111	—	472
Stock-based compensation	404	14,641	950	14,854
Loss on extinguishment of debt	—	128	—	1,229
Foreign exchange gains	(121)	(191)	(172)	(176)
Other adjustments	383	130	1,240	398
Adjusted EBITDA	$23,398	$24,103	$56,978	$56,822

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2014 quarterly and year-to-date diluted income (loss) per common share and actual results on a comparable basis with its fiscal 2013 quarterly and year-to-date results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.